[LOGO] Dynasil




Contact:
Patty Kehe
Corporate Secretary
Dynasil Corporation of America
Phone: (617) 668-6855
pkehe@dynasil.com

Dynasil Closes $4 Million Revolving Line of Credit
Repays Santander Bank Loan, Regains Compliance with Subordinated
Lender

Watertown, Mass., May 2, 2014 - Dynasil Corporation of America ("Dynasil" or the "Company") (NASDAQ: DYSL), a developer of sensing, detection and analysis technology for homeland security, medical and industrial applications, announced today that it entered into an agreement with Middlesex Savings Bank to establish a revolving line of credit of up to $4 million, subject to availability restrictions described below. Upon the closing of the loan, the Company repaid in full the approximately $1.8 million owed Santander Bank and the $600,000 of accrued interest due Massachusetts Capital Resource Company, its subordinated
lender.   As a result, as of May 1, 2014, the Company has total
indebtedness outstanding consisting $2.4 million newly drawn senior debt owed to Middlesex Savings Bank and approximately $3 million of existing subordinated debt owed to Massachusetts Capital Resource Company due July 2017.

The Loan Agreement provides that the revolving line of credit expires May 2017 and is secured by substantially all the Company's assets. Borrowing availability under the revolving line of credit is determined monthly based on eligible billed and unbilled
accounts receivable and inventory.   The Company is required to
maintain compliance with a debt to service coverage ratio. The interest rate on the loan is equal to the Prime Rate, but in no event less than 3.25%.

"We are pleased to have completed this financing with Middlesex Savings Bank, which will allow us to move forward in a positive relationship with our banking partners," said Peter Sulick, President and Chief Executive Officer of Dynasil. "With our improved financial condition, we look forward to future opportunities to grow Dynasil, both organically and through acquisitions." Additional details of the new Middlesex Savings Bank Agreement will be outlined in the company's 8-K filing with the SEC.

About Dynasil

Dynasil Corporation of America (NASDAQ: DYSL) develops and manufactures optical detection and analysis technology and components for the homeland security, medical and industrial markets.
Combining world-class expertise in research and materials science with extensive experience in manufacturing and product development, Dynasil is commercializing products including dual-mode radiation detection solutions for Homeland Security and commercial applications and sensors for non-destructive testing. Dynasil has an impressive and growing portfolio of issued and pending U.S. patents. The Company is based in Watertown, Massachusetts, with additional operations in Mass., Minn., NY, NJ and the United Kingdom. More information about the Company is available at www.dynasil.com.

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Safe Harbor

This news release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements regarding future events and our future results are based on current expectations, estimates, forecasts, and projections and the beliefs and assumptions of our management, including, without limitation, our expectations regarding results of operations, the adequacy of our current financing sources to fund our current operations, future loan payments and the impact of the refinancing on Dynasil's financial position and growth strategy. These forward-looking statements may be identified by the use of words such as "plans", "intends," "may," "could," "expect," "estimate," "anticipate," "continue" or similar terms, though not all forward-looking statements contain such words. The actual results of the future events described in such forward looking statements could differ materially from those stated in such forward looking statements due to a number of important factors. These factors that could cause actual results to differ from those anticipated or predicted include, but are not limited to, continuation of existing market conditions, the demand for our products, the borrowing availability under our new line of credit or the absence thereof and the uncertainties set forth in the Company's 2013 Annual Report on Form 10 K, filed December 20, 2013, including the risk factors contained in Item 1a, the Company's Quarterly Report on Form 10-Q filed on February 12, 2014 and from time to time in the Company's other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.